Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE

Contact: Jeffrey N. Boyer
Executive Vice President -
Chief Financial Officer
(972) 409-1581

Christopher J. Holland
Vice President – Finance
(972) 409-1667

Michaels Stores Announces Record Third Quarter
—Net Income Increases 18%—
—EPS Up 17% —

IRVING, Texas – November 25, 2003 – Michaels Stores, Inc. (NYSE: MIK) today reported record financial results for its third quarter and the nine months ended November 1, 2003. Net income for the quarter was $38.2 million, an 18% increase compared to net income of $32.3 million in the same period last year. Diluted earnings per share for the quarter were $.54 compared to $.46 in the same period last year, a 17% increase. Net income for the third quarter of this year benefited from a reduction in the effective tax rate versus last year, generating a tax savings of approximately $.05 per share on a diluted basis.

     Net income for the nine months was $83.3 million compared to net income of $64.9 million in the same period last year, a 28% increase. Diluted earnings per share for the nine months, after the cumulative effect of an accounting change, were $1.19 compared to $.92 in the same period last year, a 29% increase. The first quarter of last year included a charge for the cumulative effect of an accounting change of $7.4 million, net of tax, for the early adoption of EITF 02-16, Accounting by a Customer for Cash Consideration Received from a Vendor. Net income for the nine months, before the cumulative effect of the accounting change, increased 15% from the $72.3 million reported in the same period last year and diluted earnings per share for the period, before the cumulative effect of an accounting change in the first quarter of 2002, increased 17% over last year’s $1.02. The reduction in the effective tax rate versus last year increased diluted earnings per share by $.05 on a year-to-date basis.

     Total sales for the third quarter increased 7% to $755.2 million from $704.6 million for the same period last year. Year-to-date sales of $2.028 billion increased 8% from $1.884 billion for the same period last year. Same-store sales were up 2% for the quarter and 2% year-to-date.

     Michael Rouleau, Chief Executive Officer, said, “We are pleased with our third quarter performance and our progress year-to-date and, as we enter the fourth quarter, we are looking forward to another record year. Our stores are in great shape, and we have never been better prepared for the Holiday season. For the fourth quarter, we continue to expect our diluted EPS to be in the $1.28 to $1.32 range, up approximately 21% from $1.07 last year. For the full year, we currently expect our diluted EPS to increase approximately 18% and to range from $2.45 to $2.50.”

     During the third quarter, the Company opened 25 and relocated seven Michaels stores, opened three Village Crafts stores, opened one Aaron Brothers store, opened one ReCollections store, and opened one Star Wholesale store.

     A conference call will be held at 4:00 p.m. CT today to discuss third quarter earnings results, the outlook for the fourth quarter, and a preliminary view of fiscal 2004. Those who wish to participate in the call may do so by dialing 973-633-6740. Any interested party will also have the opportunity to access the call via the Internet at www.michaels.com. To listen to the live call, please go to the website at least fifteen minutes early to register and download any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available for 30 days after the date of the event. Replay may be accessed at www.michaels.com or by phone at 973-341-3080, PIN 4066300.

     The Company plans to release its November 2003 sales results on Thursday, December 4, 2003 at 6:30 a.m. CT. Any interested party may view the Company’s press release at www.michaels.com.

     Michaels Stores, Inc. is the world’s largest retailer of arts, crafts, framing, floral, wall décor, and seasonal merchandise for the hobbyist and do-it-yourself home decorator. The Company owns and operates 798 Michaels stores in 48 states and Canada, 11 Village Crafts stores across the U.S., 158 Aaron Brothers stores, located primarily on the West Coast, two ReCollections stores in Dallas and Frisco, Texas, and two wholesale operations in Atlanta, Georgia and Dallas, Texas.

     Certain statements contained herein which are not historical facts are forward looking statements that involve risks and uncertainties, including, but not limited to, customer demand and trends in the arts and crafts industry, related inventory risks due to shifts in customer demand, the effect of economic conditions, the impact of competitors’ locations or pricing, the availability of acceptable locations for new stores, difficulties with respect to new information system technologies, supply constraints or difficulties, the results of financing efforts, the effectiveness of advertising strategies and other risks detailed in the Company’s Securities and Exchange Commission filings. The Company intends these forward-looking statements to speak only as of the time of this release and does not undertake to update or revise them as more information becomes available.

     This press release is also available on the Michaels Stores, Inc. website (www.michaels.com).

- Tables follow -

MICHAELS STORES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands except per share data)

	3rd Quarter		9 Months YTD

	2003	2002	2003	2002

Net sales	$755,246	$704,613	$2,028,150	$1,884,413
Cost of sales and occupancy expense	479,471	435,973	1,282,807	1,187,735

Gross profit	275,775	268,640	745,343	696,678
Selling, general, and administrative expense	208,474	204,527	589,741	552,029
Store pre-opening costs	3,702	3,546	7,045	7,353

Operating income	63,599	60,567	148,557	137,296
Interest expense	5,049	5,668	15,185	15,897
Other (income) and expense, net	77	73	(1,501)	(1,210)

Income before income taxes and cumulative effect of accounting change	58,473	54,826	134,873	122,609
Provision for income taxes	20,265	22,478	51,589	50,269

Income before cumulative effect of accounting change	38,208	32,348	83,284	72,340
Cumulative effect of accounting change, net of tax	—	—	—	7,433

Net income	$38,208	$32,348	$83,284	$64,907

Earnings per common share before cumulative effect of accounting change:
Basic	$0.57	$0.48	$1.24	$1.09

Diluted	$0.54	$0.46	$1.19	$1.02

Earnings per common share after cumulative effect of accounting change:
Basic	$0.57	$0.48	$1.24	$0.98

Diluted	$0.54	$0.46	$1.19	$0.92

Common shares used in per share calculations:
Basic	67,311	66,830	67,022	66,381
Diluted	70,849	71,070	69,962	70,612

CONSOLIDATED BALANCE SHEETS
(In thousands except number of stores)

	November 1,	November 2,
	2003	2002

Assets:
Cash and equivalents	$105,477	$44,874
Merchandise inventories	1,103,527	1,065,737
Property and equipment	376,812	369,087
Goodwill, net	115,839	115,839
Deferred and prepaid income taxes	20,380	24,957
Other assets	42,582	32,755

	$1,764,617	$1,653,249

Debt and Equity:
Trade payables	$220,349	$193,360
Bank debt	—	90,000
Other liabilities	249,411	237,394
Senior notes due 2009	200,000	200,000
Stockholders’ equity	1,094,857	932,495

	$1,764,617	$1,653,249

Number of Michaels retail stores open (1)	809	759
Inventory per Michaels retail store (1)	$1,313	$1,351

(1)	Includes Village Crafts by Michaels stores